UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 13, 2009
Atlas Energy Resources, LLC
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-33193 (Commission File Number)	75-3218520 (IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road,
Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 412-262-2830
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On July 13, 2009, Atlas Energy Operating Company, LLC (“ATN Operating”) and Atlas Energy Finance Corp. (collectively with ATN Operating, the “Issuers”), wholly-owned subsidiaries of Atlas Energy Resources, LLC (“ATN”), ATN and certain other subsidiaries of ATN named therein (the “Guarantors”) entered into an underwriting agreement with J.P. Morgan Securities Inc., as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Issuers sold an aggregate of $200,000,000 principal amount of their 12.125% Senior Notes due 2017 (the “Notes”) to the Underwriters (the “Offering”).
          On July 16, 2009, the Notes were issued under, and the Issuers and the Guarantors entered into (1) an indenture for senior debt securities (the “Base Indenture”) among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and (2) a first supplemental indenture among the Issuers, the Guarantors and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
          The Notes will bear interest at a rate of 12.125% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2010.
          In the event of a change of control, as defined in the First Supplemental Indenture, the holders of the Notes may require the Issuers to purchase their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any.
          The Notes are the Issuers’ unsecured, senior obligations, ranking senior in right of payment to the ATN’s existing and future indebtedness that is expressly subordinated to the Notes and equal in right of payment with the Issuers’ existing and future unsecured indebtedness that is not by its terms subordinated to the Notes, including the Issuers’ existing 10.75% senior notes due 2018. In addition, the Notes will rank effectively junior to the Issuers’ existing and future secured indebtedness, including ATN Operating’s indebtedness under the revolving credit facility (the “Revolver”), to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to the existing and future indebtedness.
          The Notes initially will be fully, unconditionally and jointly and severally guaranteed on a senior unsecured basis by ATN and certain of its existing subsidiaries named in the Indenture as Guarantors. In the future, the subsidiary guarantees may be released or terminated under certain circumstances. The obligations of each Guarantor will be the general unsecured obligations of such Guarantor and will rank senior in right of payment to the existing and future subordinated indebtedness of such Guarantor and equal in right of payment to all existing and future senior unsecured indebtedness of such Guarantor. In addition, the guarantee by each Guarantor will be effectively junior to the applicable Guarantor’s existing and future secured indebtedness, including its guarantee of indebtedness under the Revolver, to the extent of the value of the assets of such Guarantor constituting collateral securing such indebtedness.
          The Indenture contains covenants that, among other things, limit the Issuers’ ability and the ability of ATN and ATN’s restricted subsidiaries (as defined in the First Supplemental Indenture) to:
•	incur additional debt;

•	make certain investments or pay dividends or distributions on ATN’s capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of the restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens that secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.
These covenants are subject to important limitations and exceptions that are described in the Indenture.
          The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-160483), which became effective upon its filing with the Securities and Exchange Commission on July 8, 2009. A Prospectus Supplement dated July 13, 2009 relating to the Notes and supplementing the Prospectus dated July 8, 2009 was filed with the SEC on July 14, 2009.
          A copy of the underwriting agreement is attached hereto as Exhibit 10.1 incorporated herein by reference. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement. The net proceeds from the sale of the Notes were estimated to be approximately $190.9 million (after deducting underwriting discounts and commissions and estimated expenses). Certain of the Underwriters are also lenders under the Revolver. More than 10% of the net proceeds of the sale of the Notes was paid to affiliates of the Underwriters as a result of the repayment of a portion of the borrowings outstanding under the Revolver. The Revolver’s $650.0 million borrowing base will be reduced by 25% of the aggregate stated principal amount of the Notes, or $50.0 million, to $600.0 million as a result of the Offering.
          Copies of the Base Indenture and the First Supplemental Indenture are attached hereto as Exhibit 4.1 and Exhibit 4.2 and incorporated herein by reference. The form of Note issued pursuant to the First Supplemental Indenture is included as Annex A to the First Supplemental Indenture and incorporated herein by reference. The description of the Indenture in this Form 8-K is a summary and is qualified in its entirety by the terms of the Indenture.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The disclosure set forth in Item 1.01 above is incorporated by reference in this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

4.1	Senior Indenture dated July 16, 2009.

4.2	First Supplemental Indenture dated July 16, 2009.

4.3	Form of Note for 12.125% Senior Notes due 2017 (contained in Annex A to Exhibit 4.2).

10.1	Underwriting Agreement dated July 13, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 17, 2009	Atlas Energy Resources, LLC
	By:	/s/ Matthew A. Jones
Its Chief Financial Officer